Exhibit 10.11

Parties

Adjutor Healthcare Pty Ltd

&

Gelteq Pty Ltd

Master Services Agreement

SERVICES agreement dated the 1st day of November, in the year 2021.

BETWEEN:	Adjutor Healthcare Pty Ltd ACN 624 961 413 of Level 1, Suite 5, 796 High Street, Kew East, in the State of Victoria, 3102, Australia
(Consultant)

AND:	Gelteq Pty Ltd ACN 619 501 254 of Level 7, 612-616 St Kilda Rd Melbourne VIC, 3004
(Company)

1.	From time to time, Company may wish to retain Consultant to provide services in relation to certain works or projects (Projects).

2.	Consultant will provide services to Company subject to the terms set out in the attached Terms of Business (Terms).

3.	The services (Services) will be described in a Statement of Work to be agreed and signed by the parties (Statement of Work or SOW). The parties may enter one or more Statements of Work which must include the details set out in the pro forma SOW below.

4.	The amount of fees payable to Consultant, the date(s) on which such fees will be due to Consultant and the way such Fees will be paid, will be specified in the relevant SOW.

5.	Any Annexes to this Agreement form an integral part of this Agreement.

A reference to “this Agreement” means this Agreement, the SOW and the Terms.

EXECUTED as an agreement by

Adjutor Healthcare Pty Limited		Gelteq Pty Ltd

By:	/S/ Authorized Signatory	By:	/S/ Nathan Givoni
Name:	Authorized Signatory	Name:	Nathan Givoni
Title:	CEO and Board Chair	Title:	CEO

In the presence of:		In the presence of:

[*****]		[*****]
Name:	[*****]	Name:	[*****]
Title:	General Manager	Title:	General Manager

1.	PROVISION OF SERVICES

1.1	Consultant agrees to provide the Services:

(a)	with reasonable care and skill; and

(b)	in a diligent and professional manner.

1.2	Company and Consultant must:

(a)	carry out a job safety assessment and ensure that Consultant is familiar with the premises where the Services are to be carried out and that relevant factors that may affect performance of the Services have been identified; and

(b)	ensure that all Service Personnel have carried out safety inductions before performing any work at Company’s or Company’s customers’ premises.

2.	SERVICE PERSONNEL

2.1	Consultant will ensure that the Service Personnel:

(a)	are suitably qualified, experienced and trained to provide the Services and are supplied with appropriate tools to enable them to carry out the Services safely and competently at Company’s premises;

(b)	comply with any reasonable directions of Company and its agents in relation to the provision of the Services; and

(c)	comply with all laws affecting the performance of the Services and all written agreements with Company relating to confidentiality and, if Service Personnel are working on site at Company premises, Company policies and procedures with respect to environment, health and safety, security and privacy.

2.2	Consultant may, from time to time, but with prior notice to Company replace Service Personnel with other personnel reasonably acceptable to Company including suitable subcontractors in the case of specialised services.

3.	FEES PAYABLE TO SUPPLIER

3.1	In consideration of the provision of Services in accordance with this Agreement, Company agrees to pay the fees as determined in accordance with the SOW and the Services performed (Fees). Company will reimburse Consultant for Consultant’s out-of-pocket expenses or necessary expenses not included in the SOW upon Consultant providing appropriate evidence of the expenses incurred. Any expenses in excess of AUD500 individually or in aggregate must be approved in advance by Company in writing. Consultant will reduce the price of any supply by the amount of input tax credits available to it in respect of that supply.

3.2	Apart from any down payments specified in the SOW, once the Services, or a portion of the Services have been performed and a valid tax invoice has been provided, that invoice is payable within 30 days of the date of invoice unless otherwise specified in the SOW.

4.	COMPANY OBLIGATIONS

Company will provide to Consultant such access to Company’s premises, facilities, systems, information or personnel as Consultant reasonably requires in order to provide the Services in accordance with this Agreement.

5.	INTELLECTUAL PROPERTY

5.1	Company will own all intellectual property rights in the Project Deliverables (other than third party rights, if any, and pre-existing intellectual property rights of Consultant).

5.2	Consultant agrees that all intellectual property rights in any materials provided to it by Company to enable it to provide the Services will remain vested in Company (Supplied Materials'). Company grants to Consultant a right to use any of the Supplied Materials solely for the purposes of providing the Services, which licence will terminate on the termination of this Agreement for any reason.

6.	TERM AND TERMINATION

6.1	This Agreement will commence on the date indicated at the top of page 2 of this agreement and will continue until terminated in accordance with this clause 6.

6.2	The commencement date for each SOW will be the date on which the SOW is executed, and each SOW will continue in effect until either the completion of its Services, unless that SOW or this Agreement is terminated in accordance with clause 6.3 below

6.3	Company may terminate this Agreement or a SOW at any time by giving not less than 30 days written notice to the other party in which case, Company will pay to Consultant:

(a)	for all Services that Consultant has already provided to Company; and

(b)	all reasonable liabilities, costs and expenses incurred by Consultant up to the time of termination.

6.4	A party may terminate this Agreement immediately, by notice in writing to the other, if:

(a)	the other commits a breach of this Agreement and fails or refuses to rectify or remedy that breach within 10 business days of receiving a notice specifying that breach requesting that it be rectified;

(b)	the other party is or becomes insolvent as defined in the Corporations Act 2001 (Cth) or a controller is appointed over it or any of its assets; or

(c)	continued association with the other party is reasonably deemed likely to result in reputational damage.

7.	INSURANCE

7.1	Consultant will maintain Professional Indemnity insurance and Company will maintain business insurance to cover financial liabilities claims, during the term of this Agreement and for at least 12 months following the end of this agreement, for an amount no less than AUD1 million for any one claim and in the aggregate.

7.2	In the event that Company does not have business insurance, this provision may be waived by Consultant following an acceptable outcome of due diligence by Consultant into Company’s financial affairs.

8.	CHANGE TO SERVICES

8.1	Either party may submit to the other, a written request for amendments to the Services from time to time.

8.2	Where Company submits a written request for amendments to Services, Consultant will review each request submitted and will notify Company in writing, within 7 days, whether Consultant is willing to amend the Services. If Consultant is willing to amend the Services, it will submit to Company a written submission including:

(a)	proposed amendments to the description and/or scope of the Services;

(b)	proposed amendments to Fees but only if the Company request would impose a material additional cost on Consultant; and

(c)	proposed amendments to any time frame specified in the SOW for completion of the Services.

8.3	If Consultant determines, acting reasonably, that the Project Specifications provided by Company, upon which a given SOW is developed, are inaccurate such that Project Deliverables or Project Plan cannot be reasonably delivered as set out in that SOW or at its estimated cost, Consultant may propose amendments to that SOW which take account of corrected Project Specifications.

(a)	Company will consider the proposed amendments in good faith and notify Consultant of its agreement or otherwise in writing within 7 days.

(b)	If the parties cannot agree to proposed amendments to the SOW under this clause 9.3, Consultant may terminate this Agreement with 14 days’ written notice and Company will pay Consultant for all Services provided to the Company and reasonable costs and expenses and liabilities incurred by Consultant up until the date of termination.

8.4	Until such times as proposed amendments are accepted in accordance with this clause 8. Consultant will continue to provide the Services in accordance with the then current SOW.

9.	LIABILITY & CLAIMS

9.1	If, apart from this clause 9 any warranty, condition or guarantee would be implied whether by law, custom or otherwise, that warranty, condition and guarantee is, to the full extent permitted by law, hereby excluded.

9.2	Neither party nor its directors, employees and consultants, will be liable under the law of contract, tort or otherwise for any indirect or consequential economic loss, suffered by the other party, other than a liability to the Company, for its direct losses. Consultant will only be liable for any direct losses sustained by Company in relation to this Agreement up to the total amount paid by Company to Consultant for the Services.

9.3	Notwithstanding, and without limiting the provisions of this clause 9 Company, acknowledges and agrees that no Service Personnel, agents, officers or employees of Consultant will have any separate or individual liability to the Company.

9.4	Consultant (and its directors, employees, consultants or agents), shall be deemed to have been discharged from all liability whatsoever in respect to the Services, whether under the law of contract, tort or otherwise, at the expiration of three (3) calendar years from the completion of the Services, unless otherwise provided for in any accompanying documents. Company and persons claiming through or under the Company shall not be entitled to commence any action or claim whatsoever against Consultant (and its directors, employees and consultants), in respect of the Services after that date. For the purposes of this clause, Consultant contracts on its own behalf and on behalf of its directors, employees, consultants and agents.

10.	FORCE MAJEURE

10.1	If Consultant is prevented from fulfilling its obligations under this Agreement for any reason beyond its reasonable control (“Force Majeure”), then it will notify Company immediately and have no liability to perform its obligations under this Agreement while the Force Majeure continues.

11.	GENERAL

11.1	Neither party may assign its rights or obligations under this Agreement without the written consent of the other party.

11.2	This Agreement is governed by the laws of the State of Victoria, Australia. The parties submit to the non-exclusive jurisdiction of the Courts of that State.

11.3	Nothing in this Agreement deems either party to be an employee, partner, agent, joint venturer or representative of the other party.

11.4	If any dispute arises between Consultant and Company under this Agreement:

(a)	the party raising the dispute must notify the Chief Executive Officer (or its equivalent) of the other party in writing that a dispute exists, with sufficient detail to enable the dispute to be considered; and

(b)	unless the parties otherwise agree, if the dispute is not resolved after 10 days from that notice, the dispute will be referred to mediation by a mediator agreed by the parties or, in absence of such agreement, nominated by the President of the Law Institute of Victoria who will provide the rules of the mediation. Each party must comply with directions given by the mediator. If mediation fails or one or both parties refuse mediation, legal action may be taken.

11.5	Any notice will be in writing and sent to the other's address or email address as set out in a SOW or this Agreement, or as updated by a party from time to time by written notice to the other party.

11.6	This Agreement constitutes the entire Agreement between the parties and supersedes all prior written or verbal representations and agreements.

11.7	If any provision of this Agreement is contrary to law, then that provision will be read down to the extent necessary to give it legal effect or, if that is not possible, then it will be severed from this Agreement.

11.8	This Agreement may be executed electronically and in any number of counterparts which, taken together, constitute the whole agreement.

PRO FORMA STATEMENT OF WORK

The Statement of Work is made pursuant to the Services Agreement between the Company and the Consultant dated [DD/MMM/YYYY] and is subject to and incorporates the Terms attached to that Services Agreement.

The Statement of Work must contain at least the following matters:

(a)	a description of the Project;

(b)	a description of Company’s business objectives for, and the anticipated business benefits of, the Project;

(c)	a description of any Deliverables to be created or developed as a result of the Project (Project Deliverables), including technical and functional specifications for those Deliverables (the Project Specifications);

(d)	Either 1) an ad hoc hourly rate (Time and Materials basis) OR; 2) a Consultant’s bona fide cost estimate (range) (the Estimate) based on information provided by Company OR; 3) a Fixed Price (the Fixed Price) based on information provided by Company at which Consultant would be prepared to perform the Project on the basis that Consultant bears the risk of any cost overrun and will have the benefit of any cost underrun; OR 4) an Estimate or Fixed Price for each significant Project Deliverable.

(e)	a timetable for the performance of the Project including milestones or by mutual agreement to be confirmed by email after the SOW is signed (the Project Plan);

(f)	key performance indicators and required service levels;

(g)	the personnel that will perform the Project, where known at the time of SOW signing (Service Personnel);

(h)	the responsibilities of each party performing the Project, and a list of the dependencies of each of the parties in respect of the other; and

(i)	any other information reasonably considered by the parties to be necessary in facilitating the performance of the Project, including any down payment of fees to be offset against future invoices.